Exhibit 14.3

FORM 6-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Report of Foreign Issuer

Pursuant to Rule 13a-16 or 15d-16
of the Securities Exchange Act of 1934

For the month of March

BG Group plc
100 Thames Valley Park Drive
Reading RG6 1PT
ENGLAND

(Address of principal executive offices)

The registrant files annual reports under cover of Form 20-F. By furnishing the information contained in this Form the reigistrant is not also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Media Information

22 March 2004

BG Group to make agreed offer for further exploration and production interests in Trinidad & Tobago

BG Group announced today that it intends to make a recommended take-over offer of Canadian $5.10 per share for all of the shares in Aventura Energy Inc. (Aventura), through its wholly-owned Canadian subsidiary, BG Canada Ltd. The total purchase price to be paid by BG Group is approximately Canadian $228 million (US$171 million)

Aventura is an exploration and production company with a 65% participating interest in, and operatorship of, the 111 square kilometre, onshore Central Block exploration licence in south Trinidad. Petrotrin, the state-owned hydrocarbon company, holds the remaining 35%. The estimated proved and probable reserves in the licence are approximately 0.5 trillion cubic feet.

Martin Houston, Executive Vice President, BG North America, Caribbean and Global LNG, said:

"Trinidad & Tobago is of core importance for BG Group, and this acquisition further strengthens and complements our existing business in the country. Through BG's involvement in all aspects of the LNG chain, we are ideally placed to realise synergies not readily accessible to others. Aside from the discovered reserves, the key factors in our evaluation of the asset are the considerable exploration potential and anticipated low capital and operating costs, given the asset's onshore location and proximity to the new Cross Island Pipeline."

Aventura's shares are listed on the Toronto Stock Exchange, and approximately 72% is owned by the Vermilion Energy Trust, through its subsidiary Vermilion Resources Ltd. (Vermilion).

The Board of Directors of Aventura unanimously intends to recommend BG Group's takeover bid. In addition, Vermilion and the Directors of Aventura have irrevocably agreed to accept the offer, and consequently BG now has commitments to accept the offer from the holders of approximately 74% of the outstanding shares of Aventura. The offer, once made, will remain subject to a number of conditions, including the acceptance of the offer by the holders of 90% or more of the shares, and there being no material adverse change to Aventura.

In 2000, Carapal Ridge, a structure within the Central Block, became the largest onshore discovery made in Trinidad and Tobago in the last 40 years when it tested at 62 million standard cubic feet of gas per day (mmscfd) and 1,625 barrels of condensate per day (bcpd). The discovery well is on an extended production test with approximately 20 mmscfd and about 500 bcpd being sold to Petrotrin. Gas is transported via a 12km 10-inch pipeline that connects to NGC's network. Other discoveries in the Central Block include the Corosan-1 well, which, in late-2001, tested at 8.2 mmscfd, and the Baraka-1 well, which, in July 2003, tested at 22 mmscfd and 660 bcpd.

BG's acquisition of Aventura is subject to Canadian securities law. BG expects the offer to be mailed to Aventura shareholders by the end of March. BG's offer must remain open for at least 35 days after the bid circular setting out the details of the offer is posted to Aventura's shareholders, and may be extended at BG's option.

There are matters discussed in this media information that are forward looking statements. Such statements are only predictions and actual events or results may differ materially. For a discussion of important factors which could cause actual results to differ from the forward looking statements, refer to the Company's annual report and accounts for the year ended 31 December 2002.

Enquiries

Media	Trina Fahey/Jonathan Miller/Chris Carter	+44 (0) 118 929 3717

Investor Relations	Chris Lloyd, Brian McCleery, Helen Parris	+44 (0) 118 929 3025

Website: www.BG-Group.com

Notes to Editors

BG Group has interests in some 20 countries worldwide, with Trinidad & Tobago constituting one of its core geographical areas. The company currently supplies gas into the domestic market from the Dolphin field and into Atlantic LNG, for subsequent export to North America and Europe, from its North Coast Marine Area fields. It also continues to invest further in LNG expansion and seeks to create and develop upstream opportunities to supply its capacity in Atlantic LNG.

The new 56-inch Cross Island Pipeline, whose route will lie adjacent to the Central Block, is being constructed by NGC to transport gas from the east cost of Trinidad to Atlantic LNG in Point Fortin.

The US$1 billion Atlantic LNG Train 1, in which BG is a 26% shareholder, began operations in April 1999, and exports LNG to markets in the USA, Puerto Rico and Spain. The other shareholders are BP (34%), Repsol (20%), Tractebel (10%) and NGC (10%).

In February 2000, a US$1.1 billion two-train expansion project was approved by the Government of Trinidad & Tobago, with Train 2 starting operations in August 2002 and Train 3 coming on-stream in April 2003. Shareholders in Atlantic LNG Trains 2 and 3 are BG (32.5%), BP (42.5%) and Repsol (25%). Gas supplied to Trains 2 and 3 by BG has been sold under a long-term contract to BG Gas Marketing Limited (BGGM) for importation into the Elba Island LNG receiving terminal in Georgia, USA, where BG LNG Services (BGLS), a wholly owned BG subsidiary, has rights to the capacity. Until the long-term contract became effective, BG equity production was supplied to the Lake Charles terminal in Louisiana, in which BGLS holds 100% of capacity rights. In June 2003, the Government of Trinidad & Tobago approved the construction of a fourth Atlantic LNG train. At an estimated cost of US$1.2 billion, ALNG 4 is expected to be the largest LNG train ever constructed. Together with its sister trains, overall LNG production from Atlantic LNG should increase to over 15 million tonnes per annum. BG's shareholding in ALNG 4 will be no less than 26%. The associated agreements are expected to be finalised in the near future.

In December 2003, BGLS and BGGM completed an agreement with El Paso Merchant Energy (EPME) to acquire all of EPME's capacity in the Elba Island LNG regasification terminal near Savannah in Georgia and related LNG purchase and gas sale agreements. Through a services agreement with the terminal owner, Southern LNG Inc., BGLS will, from 1 January 2004 to 1 December 2023, hold firm capacity rights at the terminal of 446 mmscfd.

In March 2003, the Federal Energy Regulatory Commission (FERC) gave approval for expansion of the Lake Charles terminal from 630 mscf to 1.2 billion cubic feet per day (bcfd). This first phase expansion is expected to commence operations at the beginning of 2006. On 2 February 2004, BGLS reached agreement with Trunkline LNG and Trunkline Gas for a further expansion, which will result in an increase of terminal send-out to 1.8 bcfd from the middle of 2006. This second expansion is subject to the approval of FERC.

BGLS, in conjunction with Keyspan, is also seeking to develop and upgrade an LNG terminal at Providence, Rhode Island. If successful, this may be the first import terminal to open in the USA for several years.

PR/ 10983

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BG Group plc

Date: 22 March 2004	By: ___Ben Mathews___

Ben Mathews Deputy Company Secretary

FORM 6-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Report of Foreign Issuer

Pursuant to Rule 13a-16 or 15d-16
of the Securities Exchange Act of 1934

For the month of March

BG Group plc
100 Thames Valley Park Drive
Reading RG6 1PT
ENGLAND

(Address of principal executive offices)

The registrant files annual reports under cover of Form 20-F. By furnishing the information contained in this Form the reigistrant is not also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Media
Information

24 March 2004

BG Group completes purchase of El Paso Canada Inc.

BG Group today announced that it has completed the purchase of El Paso Oil and Gas Canada, Inc, from El Paso Corporation for a cash consideration of US$345.6 million.

The announcement that BG Group had agreed the purchase was made on 16 February 2004.

The assets held by the acquired company, which will now be called BG Canada Exploration and Production Inc. ("BG Canada"), include 630,000 acres of net undeveloped oil and gas acreage, which BG believes hold considerable exploration potential.

The company also holds producing assets, concentrated in four core areas in Alberta and British Columbia.

There are matters discussed in this media information that are forward looking statements. Such statements are only predictions and actual events or results may differ materially. For a discussion of important factors which could cause actual results to differ from the forward looking statements, refer to the Company's annual report and accounts for the year ended 31 December 2002.

Notes to Editors:

The properties are located in the Western Canadian Sedimentary Basin, with the 630,000 acres of net undeveloped land representing 91% of the total land position. The Ryder Scott evaluated proved reserves of 132 billion cubic feet equivalent are concentrated in the four core areas of Bubbles and Ojay/Sundown (British Columbia) and Waterton and Copton (Alberta).

BG has four business segments – Exploration & Production, Liquefied Natural Gas, Transmission & Distribution and Power Generation. Active in some 20 countries on five continents, its core geographical areas are the UK, Kazakhstan, Egypt, Trinidad & Tobago, South America and India.

Enquiries:

Communications	Trina Fahey/Jonathan Miller/Chris Carter	+44 (0) 118 929 3717

Out of hours media pager:		+44 (0)7693 309543

Investor Relations	Chris Lloyd/Brian McCleery/Helen Parris	+44 (0) 118 929 3025

Website: www.bg-group.com

PR/10984

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BG Group plc

Date: 24 March 2004	By: ___Ben Mathews___

Ben Mathews Deputy Company Secretary

FORM 6-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Report of Foreign Issuer

Pursuant to Rule 13a-16 or 15d-16
of the Securities Exchange Act of 1934

For the month of March

BG Group plc
100 Thames Valley Park Drive
Reading RG6 1PT
ENGLAND

(Address of principal executive offices)

The registrant files annual reports under cover of Form 20-F. By furnishing the information contained in this Form the reigistrant is not also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Media
Information

31 March 2004

BG Group completes purchase of offshore Mauritania interests

BG Group today announced that it has completed the purchase of Mauritania Holdings BV from Hardman Resources Limited for an aggregate cash consideration of US$132 million, plus up to a further US$5.1 million which is contingent on the attainment of certain exploration and production milestones. The announcement that BG Group had agreed the purchase was made on 19 February 2004.

Through this acquisition BG Group has obtained a 13.084 per cent interest in the PSC covering area A and an 11.630 per cent interest in the PSC covering area B offshore Mauritania, West Africa.

There are matters discussed in this media information that are forward looking statements. Such statements are only predictions and actual events or results may differ materially. For a discussion of important factors that could cause actual results to differ from the forward looking statements, refer to the Company's annual report and accounts for the year ended 31 December 2002.

Notes to Editors:

Production Sharing Contracts (PSCs) A and B cover blocks 3, 4 and 5 offshore Mauritania. Recent wells in PSCs A and B have made three hydrocarbon discoveries – the Chinguetti Field, the Tiof Field and the Banda Field.

The other existing participants are Woodside Petroleum Limited, Hardman Resources Limited, Fusion Oil and Gas plc, and Roc Oil Company.

BG Group plc works across the spectrum of the gas chain. Active on five continents in some 20 countries, it operates four business segments – Exploration and Production, LNG, Transmission and Distribution and Power. The company's core geographical areas are the UK, Egypt, South America, Kazakhstan, India and Trinidad & Tobago.

Enquiries:

Communications	Trina Fahey/Chris Carter	+44 (0) 118 929 3110/2597

Investor Relations	Chris Lloyd/Brian McCleery/Helen Parris	+44 (0) 118 929 3025

Out of hours pager:		+44 (0)7693 309543

Website: www.bg-group.com

PR/10985

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BG Group plc

Date: 31 March 2004	By: ___Ben Mathews___

Ben Mathews
Deputy Company Secretary